EXHIBIT 99

PRESS RELEASE

Scripps reports July revenue, statistics

For immediate release	(NYSE: SSP)
Aug. 10, 2006

CINCINNATI – The E. W. Scripps Company today reported July revenue and statistics for its Scripps Networks, newspaper and broadcast television divisions.

At Scripps Networks revenue was up 24 percent to $81.9 million in July compared with the same month a year ago.

July advertising revenue at Scripps Networks was up 21 percent and affiliate fee revenue increased 20 percent. Scripps Networks includes the company’s portfolio of national cable and satellite television networks, including HGTV, Food Network, DIY Network, Fine Living and Great American Country (GAC).

HGTV and Food Network can each be seen in about 90 million U.S. television households. DIY Network and Fine Living each can be seen in about 38 million households. GAC reached 43 million U.S. households in July.

At newspapers managed solely by the company, total revenue was $56.6 million, even with the same period a year ago. Newspaper advertising revenue increased 1.0 percent during July.

Broken down by category, newspaper advertising revenue during the month was:

•	Local, down 1.6 percent to $11.3 million.

•	Classified, up 1.2 percent to $19.4 million.

•	National, down 18 percent to $2.8 million.

•	Preprint, online and other, up 9.1 percent to $12.1 million.

At the company’s broadcast television stations, July revenue was up 6.9 percent to $22.9 million. Broken down by category, broadcast television revenue was:

•	Local, up 4.3 percent to $13.8 million.

•	National, down 2.5 percent to $6.6 million.

•	Political, $1.7 million compared with $600,000 in the year-ago period.

For competitive reasons, Scripps does not report monthly revenue and statistics for its interactive media division, which includes online search and price comparison services Shopzilla and uSwitch. The company reports revenue from the interactive media division on a quarterly basis.

About Scripps

The E. W. Scripps Company (NYSE: SSP) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, electronic commerce, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living, Great American Country and HGTVPro; daily and community newspapers in 18 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: July	The E.W. Scripps Company
Report date: August 10, 2006	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted )	July			Year-to- date
	2006	2005	%	2006	2005	%
SCRIPPS NETWORKS
Operating Revenues
Advertising	$61.9	$51.3	20.7%	$482.0	$412.9	16.7%
Affiliate fees, net	16.8	13.9	20.4%	114.3	95.5	19.7%
Other	3.1	0.8		9.4	4.6

Scripps Networks	$81.9	$66.0	24.0%	$605.8	$513.0	18.1%

Subscribers (1)
HGTV				90.0	88.6	1.6%
Food Network				89.6	87.5	2.4%
Great American Country				43.0	38.8	10.8%
NEWSPAPERS (2)
Operating Revenues
Local	$11.3	$11.5	(1.6)%	$92.7	$91.6	1.2%
Classified	19.4	19.1	1.2%	140.7	130.9	7.6%
National	2.8	3.4	(17.8)%	22.1	23.6	(6.4)%
Preprints, online and other	12.1	11.1	9.1%	84.9	76.1	11.6%

Newspaper advertising	45.5	45.0	1.0%	340.5	322.2	5.7%
Circulation	10.1	10.6	(4.1)%	72.9	74.8	(2.6)%
Other	0.9	1.0	(5.4)%	9.3	9.0	2.7%

Newspapers managed solely by us	$56.6	$56.6	0.0%	$422.6	$406.1	4.1%

Ad inches (excluding JOAs) (in thousands)
Local	400	400	0.1%	3,100	3,150	(1.6)%
Classified	811	767	5.8%	5,716	5,209	9.7%
National	67	92	(27.1)%	576	655	(12.1)%

Full run ROP	1,279	1,259	1.6%	9,392	9,014	4.2%

BROADCAST TELEVISION
Operating Revenues
Local	$13.8	$13.3	4.3%	$121.3	$110.9	9.4%
National	6.6	6.8	(2.5)%	60.2	56.8	5.9%
Political	1.7	0.6		5.4	1.1
Other	0.8	0.8	(5.0)%	6.3	8.1	(23.1)%

Broadcast Television	$22.9	$21.5	6.9%	$193.2	$176.9	9.2%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.
(2)	On February 1, 2006, we contributed the Boulder Daily Camera, the Colorado Daily and the twice-weekly Broomfield Enterprise in exchange for a 50% interest in a partnership we jointly operate with MediaNews Group Inc. To enhance comparability the reported revenues do not include operating revenues of these newspapers prior to the formation of the partnership. Our 50% share of the operating profit (loss) of the partnership is reported as “Equity in earnings of JOAs and other joint ventures” in our financial statements.